EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Second Quarter 2025 Financial Results

Company delivers record second quarter revenue, meets or exceeds all guidance metrics

Reiterates full year 2025 key guidance on strength in consumer demand

MIAMI, July 31, 2025 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd. (“NCLC”), “Norwegian Cruise Line Holdings”, “Norwegian”, “NCLH” or the “Company”) today reported financial results for the second quarter ended June 30, 2025 and provided guidance for the third quarter and full year 2025.

Highlights

  Generated record total revenue for second quarter of $2.5 billion, an increase of 6% versus second quarter of 2024. GAAP net income was $30.0 million, with EPS of $0.07.
  Delivered Adjusted EBITDA1 of $694 million, exceeding guidance. Adjusted EPS1 was $0.51, meeting guidance, despite an $0.082 impact from foreign exchange.
  Reaffirmed full year 2025 guidance on all key metrics.
  Announced expansion plans for Great Stirrup Cay, the Company’s private island destination in the Bahamas, including the nearly six-acre Great Tides Waterpark expected to open in summer 2026. This new waterpark is in addition to the previously announced two-ship pier, pool, family splash pad, welcome center and tram which are expected to open by year-end 2025.
  Took delivery of Oceania Allura, the brand’s eighth luxury ship, and confirmed orders for two additional next-generation Sonata Class Ships.
  Successfully upsized the Company’s senior secured Revolving Loan Facility from $1.7 billion to approximately $2.5 billion.
  Published the 2024 “Sail and Sustain” report, highlighting continued progress on the Company’s sustainability initiatives.

“We delivered another record quarter, demonstrating once again the strong customer demand environment, the power of our brands, our outstanding onboard product, and the dedication of our team,” remarked Harry Sommer, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. “Demand has rebounded across all three of our brands, with bookings now ahead of historical levels in recent months and continued strength in onboard spend. This performance reflects the strength of our offerings across the fleet, along with our disciplined focus on driving both return on investment and return on experience.”

“We are also thrilled to unveil the next phase of the greatest private island experience in the Caribbean, Great Stirrup Cay. The addition of the nearly six-acre, 19-slide, Great Tides Waterpark which includes an 800-foot dynamic river, and a 9,000-square-foot kids splash zone, along with other new amenities, will further enhance the guest experience at one of our most popular destinations. Additionally, with the delivery of Oceania Allura and the confirmation of two additional next-generation Sonata Class Ships, we are reinforcing our commitment to measured growth and long-term value creation for our stakeholders,” continued Sommer.

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1 See “Terminology”, “Non-GAAP Financial Measures” and “Outlook and Guidance” below for additional information about Adjusted EPS, Adjusted EBITDA and other non-GAAP financial measures.
2 Foreign exchange losses related to revaluation of the advance ticket sales balance and other items.

Second Quarter 2025 Highlights

  Generated second quarter record total revenue of $2.5 billion, a 6% increase compared to second quarter of 2024. GAAP net income was $30.0 million, a decline of $133.4 million year-over-year, with EPS of $0.07. Results were impacted by foreign exchange losses of $158.5 million primarily related to $121.9 million in non-cash losses related to the mark-to-market of euro-denominated debt and $36.6 million mainly related to the advance ticket sales balance.
  Gross margin per Capacity Day increased 11% versus 2024 on an as-reported basis and increased 12% on a Constant Currency basis. Net Yield increased approximately 2.7% on an as reported and 3.1% in Constant Currency, above guidance of ~2.5%.
  Gross Cruise Costs per Capacity Day was approximately $306, compared to $315 in the prior year. Adjusted Net Cruise Cost excluding Fuel per Capacity Day was approximately $164 on an as reported and $163 on a Constant Currency basis, and was up 0.2% on an as reported basis and was flat on a Constant Currency basis compared to $163 in 2024, and better than guidance of 1.0% primarily due to the timing of certain cost savings initiatives.
  Adjusted EBITDA increased 18% to $694 million, compared to $588 million in 2024, exceeding guidance of $670 million. Adjusted EPS was $0.51, in line with guidance, despite foreign exchange losses of $0.08 mainly related to the revaluation of the advance ticket sales balance and other items. Total debt was $13.8 billion. Net Leverage was 5.3x at June 30, 2025, a ~ 0.4x decrease from March 31, 2025.

2025 Outlook

The Company is reiterating its full year 2025 guidance. A summary of the updated full year guidance is provided below:

  2025 full year Net Yield guidance on a Constant Currency basis is expected to increase approximately 2.5% versus 2024, compared to previous guidance of between 2.0% and 3.0%.
  2025 Adjusted Net Cruise Cost excluding Fuel per Capacity Day is expected to grow approximately 0.6% on a Constant Currency basis versus 2024, compared to previous guidance of between 0% and 1.25%.
  2025 full year Adjusted EBITDA guidance is unchanged and expected to be approximately $2.72 billion, or an 11.0% increase versus 2024.
  Adjusted Operational EBITDA Margin guidance for the full year 2025 is unchanged and expected to be approximately 37%, an 150 basis point increase versus 2024.
  Full year Adjusted Net Income guidance is reiterated at approximately $1,045 million. Adjusted EPS guidance is reiterated at $2.05, a 16% increase versus 2024.
  Net Leverage guidance is expected to end the year at approximately 5.2x compared to previous guidance of ~5x due to the mark-to-market of euro-denominated debt.
  The Company remains committed to achieving its 2026 Charting the Course financial targets.

Booking Environment Update

The Company had strong bookings in the quarter with bookings now ahead of historical levels in recent months, reflecting a strong rebound in demand following early-April softness for third-quarter long-haul, extended European itineraries. As a result, the Company remains well positioned within its optimal range for its forward 12-month booked position. Occupancy for the second quarter of 2025 was 103.9%, in-line with guidance. The Company’s advance ticket sales balance, including the long-term portion, ended the second quarter of 2025 at an all-time record high of $4.0 billion.

Liquidity and Financial Position

The Company is committed to prioritizing efforts to optimize its balance sheet and reduce Net Leverage. As of June 30, 2025, the Company had total debt of $13.8 billion and Net Debt of $13.6 billion. The Company has €1.3 billion of euro-denominated debt on the balance sheet related to its newbuild program and has taken on an additional €570 million during the third quarter related to the delivery of Oceania Allura. Net Leverage decreased by approximately 0.4x compared to March 31, 2025, ending the quarter at 5.3x.

At quarter-end, liquidity was $2.4 billion including approximately $184.0 million of cash and cash equivalents, $2.0 billion of availability under our Revolving Loan Facility, and other commitments.

“We are pleased to have expanded our Revolving Loan Facility, further strengthening our liquidity position and enhancing financial flexibility,” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd. “More importantly, we reduced Net Leverage to 5.3x in the second quarter, down from 5.7x in the first quarter. We have reduced our Net Leverage by 2 turns since 2023 and are firmly on track to reach our 2026 goal of reducing Net Leverage to the mid-4x range.”

Outlook and Guidance

In addition to announcing the results for the second quarter 2025, the Company also provided guidance for the third quarter and full year 2025, along with accompanying sensitivities, subject to changes in the broad macroeconomic environment. The Company does not provide certain estimated future results on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2025 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

2025 Guidance
	Third Quarter 2025		Full Year 2025
	As Reported	Constant Currency	As Reported	Constant Currency
Net Yield	~1.9%	~1.5%	~2.5%	~2.5%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	~0.85%	~0.0%	~1.1%	~0.6%
Capacity Days	~6.40 million		~24.50 million
Occupancy	~105.5%		~103.0%
Adjusted EBITDA	~$1.015 billion		~$2.72 billion
Adjusted Net Income	~$571 million		~$1,045 million
Adjusted EPS[1]	~$1.14		~$2.05
Diluted Weighted-Average Shares Outstanding[2]	~503 million		~507 million
Depreciation and Amortization	~$252 million		~$985 million
Interest Expense, net[3]	~$180 million		~$700 million
Effect of a 1% change in Net Yield on Adjusted EBITDA / Adjusted EPS	~$22 million ~$0.04		~$74 million ~$0.15
Effect of a 1% change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day on Adjusted EBITDA / Adjusted EPS	~$10 million ~$0.02		~$40 million ~$0.08
Effect of a 1% change in Foreign Exchange rates on Adjusted Net Income / Adjusted EPS[4]	~$2.2 million ~$0.00		~$4.0 million ~$0.01

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(1)	Based on guidance and using diluted weighted-average shares outstanding of approximately 503 million for the third quarter of 2025 and 507 million for full year 2025.
(2)	Q3 2025 and full year 2025 guidance assumes the Company’s 2025 and 2027 exchangeable notes are dilutive and therefore are included in diluted weighted-average shares outstanding.
(3)	Interest expense excluding debt extinguishment and modification costs. Based on the Company’s June 30, 2025 outstanding variable rate debt balance, a one percentage point increase in annual SOFR interest rates would increase the Company’s annual interest expense by approximately $9 million excluding the effects of the capitalization of interest.
(4)	Impact from changes in foreign exchange rates only considers the impact that foreign exchange rate movements could have on our revenues and operating costs.

The following reflects the foreign currency exchange rates as of June 30, 2025 that the Company used in its third quarter and full year 2025 guidance.

Current Guidance
Euro	$1.18
British pound	$1.37
Australian Dollar	$0.66
Canadian Dollar	$0.73

Fuel

The Company reported fuel expense of $157 million in the quarter. Fuel price per metric ton, net of hedges, decreased to $659 from $719 in 2024. Fuel consumption of 239,000 metric tons was slightly below projections. The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Third Quarter 2025	Full Year 2025
Fuel consumption in metric tons[1]	250,000	1,010,000
Fuel price per metric ton, net of hedges[2]	$725	$690
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.01	$0.03

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(1)	Total fuel consumption for the full year 2025 is expected to be comprised mainly of heavy fuel oil and marine gas oil, as well as other fuel types.
(2)	Fuel prices are based on spot rates as of 7/16/2025.

As of June 30, 2025, the Company had hedged approximately 65%, 48%, and 22% of its total projected metric tons of fuel consumption for 2025, 2026, and 2027, respectively. We primarily hedge heavy fuel oil (“HFO”) and marine gas oil (“MGO”). Other fuel types are unhedged. The following table provides amounts hedged and price per metric ton of heavy fuel oil (“HFO”) and marine gas oil (“MGO”).

	2025	2026	2027
Blended HFO and MGO Hedge Price / Metric Ton	$617	$513	$506
Total % of Consumption Hedged	65%	48%	22%

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Hedged derivatives include accounting hedges as well as economic hedges.

Capital Expenditures

The following table presents newbuild-and-growth capital expenditures, which mainly consists of capital expenditures related to the construction of new ships, private island developments and enhancements and other strategic growth initiatives:

	Second Quarter 2025 (millions)	Third Quarter 2025 (millions)	Full Year 2025 (billions)	Full Year 2026 (billions)	Full Year 2027 (billions)
Newbuild-and-Growth Capital Expenditures, Gross[1]	$176	~$842	~$2.7	~$2.7	~$2.7
Export Credit Financing for Newbuild-and-Growth Capital Expenditures	-	~$682	~$1.6	~$1.6	~$2.0
Newbuild-and-Growth Capital Expenditures, Net of Financing	$176	~$160	~$1.1	~$1.1	~$0.6

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  Includes all newbuild related capital expenditures including shipyard progress payments.

Note: Numbers may not add due to rounding.

The following table presents other capital expenditures, which mainly consists of investments related to maintenance, Dry-dock renovations, and technology and digital:

	Second Quarter 2025 (millions)	Third Quarter 2025 (millions)	Full Year 2025 (millions)
Other Capital Expenditures	$159	~$136	~$590

Fleet and Brand Updates

  Norwegian Cruise Line announced additional details on phase two of its private island transformation on Great Stirrup Cay, headlined by the nearly six-acre Great Tides Waterpark expected to open in summer 2026. New details include 19 waterslides, a nearly 800-foot dynamic river, the 9,000-square-foot splash zone for kids, and the industry’s first cliffside jumps. Learn more here.
  Norwegian Cruise Line announced upgrades to Norwegian Epic and Pride of America following an extensive dry-dock. The new enhancements range from a reimagined water park for children, the expansion of the adults-only Vibe Beach Club, additional accommodations, expanded activities and more. Learn more here.
  Took delivery of Oceania Allura, marking the eighth ship in the fleet. In addition, Oceania Cruises announced that two further next-generation Sonata Class Ships will join the fleet. The vessels, previously options, have now been confirmed for delivery in 2032 and 2035. Learn more here.

Conference Call

The Company has scheduled a conference call for Thursday, July 31, 2025 at 8:00 a.m. Eastern Time to discuss second quarter 2025 results and provide a business update. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at https://www.nclhltd.com/investors. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises. With a combined fleet of 34 ships and more than 71,000 Berths, NCLH offers itineraries to approximately 700 destinations worldwide. NCLH expects to add 13 additional ships across its three brands through 2036, which will add over 38,400 Berths to its fleet. To learn more, visit www.nclhltd.com.

Terminology

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares outstanding.

Adjusted Gross Margin. Gross margin adjusted for payroll and related, fuel, food, other and ship depreciation. Gross margin is calculated pursuant to GAAP as total revenue less total cruise operating expense and ship depreciation.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income. Net income (loss), adjusted for the effect of dilutive securities and other supplemental adjustments.

Adjusted Operational EBITDA Margin. Adjusted EBITDA divided by Adjusted Gross Margin.

Adjusted ROIC. An amount expressed as a percentage equal to (i) Adjusted EBITDA less depreciation and amortization plus other supplemental adjustments, divided by (ii) the sum of total long-term debt and shareholders’ equity as of the end of a respective quarter, averaged for the most recent five fiscal quarters ending with the last date of the applicable fiscal year.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Berths available for sale multiplied by the number of cruise days for the period for ships in service excluding Norwegian Sky and Seven Seas Navigator when their charters begin in 2026 and Norwegian Sun and Insignia when their charters begin in 2027.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA. Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings (loss) per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Debt. Long-term debt, including current portion, less cash and cash equivalents.

Net Leverage. Net Debt divided by Adjusted EBITDA for the trailing twelve-months.

Net Per Diem. Adjusted Gross Margin divided by Passenger Cruise Days.

Net Yield. Adjusted Gross Margin per Capacity Day.

Occupancy, Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Revolving Loan Facility. Approximately $2.5 billion senior secured revolving credit facility.

Sonata Class Ships. Oceania Sonata, Oceania Arietta and two additional ships on order.

References to “dollar(s)” or “$” are to United States dollars and “euro(s)” or “€” are to the official currency of the Eurozone.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Adjusted Gross Margin, Adjusted Operational EBITDA Margin, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Net Leverage, Net Debt, Adjusted Net Income (Loss), Adjusted EPS, Adjusted ROIC and Net Per Diem, to enable us to analyze our performance. See “Terminology” for the definitions of these and other non-GAAP financial measures. Our management believes the presentation of Adjusted ROIC provides a useful performance metric to both management and investors for evaluating our effective use of capital and has used it as a performance measure for our incentive compensation. We utilize Adjusted Gross Margin, Net Yield, and Net Per Diem to manage our business on a day-to-day basis because they reflect revenue earned net of certain direct variable costs. We utilize Adjusted Operational EBITDA Margin to assess operating performance. We also utilize Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to manage our business on a day-to-day basis. In measuring our ability to control costs in a manner that positively impacts our net income (loss), we believe changes in Adjusted Gross Margin, Adjusted Operational EBITDA Margin, Net Yield, Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, Euro and Australian dollar which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis, whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. In addition, management uses Adjusted EBITDA as a performance measure for our incentive compensation. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income (loss), as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Income (Loss) and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income (loss) and EPS. We use Adjusted Net Income (Loss) and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income (Loss) and Adjusted EPS may not be indicative of future adjustments or results. For example, for the three months ended June 30 2025, we incurred $68.4 million related to losses on extinguishment and modification of debt. We included this as an adjustment in the reconciliation of Adjusted Net Income since the expenses are not representative of our day-to-day operations; however, this adjustment did not occur and is not included in the comparative period presented within this release. In 2025, we took on two newbuilds that have euro-denominated debt that involved pre-delivery payments in prior years, that is currently unhedged, and we expect to take delivery of ships that have euro-denominated debt in the future. Due to the significant increase in our euro-denominated debt in 2025 and the fact that a substantial portion of our debt is in dollars, we have included the related net foreign currency remeasurement losses as a supplemental adjustment in our calculation of Adjusted Net Income and Adjusted EPS. To ensure comparability, we have retrospectively applied this adjustment to certain periods, using a consistent methodology. Related reconciliations can be found here and in the second quarter 2025 earnings presentation. Non-GAAP diluted weighted-average shares are calculated using the treasury stock method to calculate the effect of restricted share units and options, and the if-converted method to calculate the effect of convertible instruments. This is the same methodology that is used when calculating GAAP diluted weighted-average shares. However, the determination of whether the shares are dilutive or anti-dilutive is made independently on a GAAP and non-GAAP net income (loss) basis, and therefore, the number of weighted-average diluted shares outstanding for GAAP and non-GAAP may be different.

Net Leverage and Net Debt are performance measures that we believe provide management and investors a more complete understanding of our leverage position and borrowing capacity after factoring in cash and cash equivalents.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained, or incorporated by reference, in this release, including, without limitation, our expectations regarding our results of operations, future financial position, including our liquidity requirements and future capital expenditures, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, including with respect to refinancing, amending the terms of, or extending the maturity of our indebtedness, our ability to comply with covenants under our debt agreements, expectations regarding our exchangeable notes, valuation and appraisals of our assets, expectations regarding our deferred tax assets, and valuation allowances, expected fleet additions and cancellations, including expected timing thereof, our expectations regarding the impact of macroeconomic conditions and recent global events, and expectations relating to our sustainability program and decarbonization efforts may be forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse general economic factors, such as fluctuating or increasing levels of interest rates, inflation, unemployment, underemployment, tariff increases and trade wars, the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and be in compliance with maintenance covenants and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; our ability to work with lenders and others or otherwise pursue options to defer, renegotiate, refinance or restructure our existing debt profile, near-term debt amortization, newbuild related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises; our need for additional financing or financing to optimize our balance sheet, which may not be available on favorable terms, or at all, and our outstanding exchangeable notes and any future financing which may be dilutive to existing shareholders; the unavailability of ports of call; future increases in the price of, or major changes, disruptions or reductions in, commercial airline services; changes involving the tax and environmental regulatory regimes in which we operate, including new and existing regulations aimed at reducing greenhouse gas emissions; the accuracy of any appraisals of our assets; our success in controlling operating expenses and capital expenditures; adverse events impacting the security of travel, or customer perceptions of the security of travel, such as terrorist acts, armed conflict or threats thereof, acts of piracy, and other international events; public health crises, and their effect on the ability or desire of people to travel (including on cruises); adverse incidents involving cruise ships; our ability to maintain and strengthen our brand; breaches in data security or other disturbances to our information technology systems and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; impacts related to climate change and our ability to achieve our climate-related or other sustainability goals; our inability to obtain adequate insurance coverage; implementing precautions in coordination with regulators and global public health authorities to protect the health, safety and security of guests, crew and the communities we visit and to comply with related regulatory restrictions; pending or threatened litigation, investigations and enforcement actions; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our reliance on third parties to provide hotel management services for certain ships and certain other services; fluctuations in foreign currency exchange rates; our expansion into new markets and investments in new markets and land-based destination projects; overcapacity in key markets or globally; and other factors set forth under “Risk Factors” in our most recently filed Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. There may be additional risks that we currently consider immaterial or which are unknown. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. You are cautioned not to place undue reliance on the forward-looking statements included in this release, which speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contacts

Sarah Inmon
(786) 812-3233
InvestorRelations@nclcorp.com

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenue
Passenger ticket	$1,708,985	$1,602,076	$3,127,669	$3,061,890
Onboard and other	808,512	770,416	1,517,381	1,501,817
Total revenue	2,517,497	2,372,492	4,645,050	4,563,707
Cruise operating expense
Commissions, transportation and other	487,835	501,039	883,178	937,249
Onboard and other	187,684	171,707	326,542	303,743
Payroll and related	346,133	330,578	680,637	674,859
Fuel	157,377	174,964	332,391	372,698
Food	81,323	77,046	156,911	161,754
Other	196,495	199,421	381,126	391,875
Total cruise operating expense	1,456,847	1,454,755	2,760,785	2,842,178
Other operating expense
Marketing, general and administrative	393,054	353,771	784,430	716,240
Depreciation and amortization	243,760	222,405	475,057	445,334
Total other operating expense	636,814	576,176	1,259,487	1,161,574
Operating income	423,836	341,561	624,778	559,955
Non-operating income (expense)
Interest expense, net	(236,782)	(178,472)	(454,654)	(396,649)
Other income (expense), net	(156,425)	1,896	(180,930)	20,033
Total non-operating income (expense)	(393,207)	(176,576)	(635,584)	(376,616)
Net income (loss) before income taxes	30,629	164,985	(10,806)	183,339
Income tax benefit (expense)	(637)	(1,549)	503	(2,550)
Net income (loss)	$29,992	$163,436	$(10,303)	$180,789
Weighted-average shares outstanding
Basic	446,586,784	434,807,434	443,882,011	430,805,477
Diluted	448,033,138	513,589,734	443,882,011	468,078,473
Earnings (loss) per share
Basic	$0.07	$0.38	$(0.02)	$0.42
Diluted	$0.07	$0.35	$(0.02)	$0.41

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited) (in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net income (loss)	$29,992	$163,436	$(10,303)	$180,789
Other comprehensive income (loss):
Shipboard Retirement Plan	16	94	32	189
Cash flow hedges:
Net unrealized gain	22,076	1,157	52,901	48,410
Amount realized and reclassified into earnings	11,044	(3,150)	15,117	(6,483)
Total other comprehensive income (loss)	33,136	(1,899)	68,050	42,116
Total comprehensive income	$63,128	$161,537	$57,747	$222,905

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except share data)

	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$184,015	$190,765
Accounts receivable, net	265,782	221,412
Inventories	160,564	149,718
Prepaid expenses and other assets	562,272	448,209
Total current assets	1,172,633	1,010,104
Property and equipment, net	18,247,526	16,810,650
Goodwill	135,764	135,764
Trade names	500,525	500,525
Other long-term assets	1,539,369	1,512,768
Total assets	$21,595,817	$19,969,811
Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$1,130,228	$1,323,769
Accounts payable	169,367	171,106
Accrued expenses and other liabilities	1,254,568	1,180,026
Advance ticket sales	3,833,775	3,105,964
Total current liabilities	6,387,938	5,780,865
Long-term debt	12,633,183	11,776,721
Other long-term liabilities	1,005,126	986,786
Total liabilities	20,026,247	18,544,372
Commitments and contingencies
Shareholders’ equity:
Ordinary shares, $0.001 par value; 980,000,000 shares authorized; 446,814,009 shares issued and outstanding at June 30, 2025 and 439,861,281 shares issued and outstanding at December 31, 2024	447	440
Additional paid-in capital	8,008,295	7,921,918
Accumulated other comprehensive income (loss)	(438,989)	(507,039)
Accumulated deficit	(6,000,183)	(5,989,880)
Total shareholders’ equity	1,569,570	1,425,439
Total liabilities and shareholders’ equity	$21,595,817	$19,969,811

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in thousands)

	Six Months Ended
	June 30,
	2025	2024
Cash flows from operating activities
Net income (loss)	$(10,303)	$180,789
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	514,972	488,027
Gain on derivatives	(1,903)	(1,129)
Loss on extinguishment of debt	117,938	29,000
Provision for bad debts and inventory obsolescence	2,152	3,198
Gain on involuntary conversion of assets	5	(4,462)
Share-based compensation expense	46,180	44,932
Net foreign currency adjustments on euro-denominated debt	137,922	(8,587)
Changes in operating assets and liabilities:
Accounts receivable, net	(46,754)	66,671
Inventories	(11,319)	7,329
Prepaid expenses and other assets	(89,441)	(124,287)
Accounts payable	12,415	(2,216)
Accrued expenses and other liabilities	14,073	56,439
Advance ticket sales	708,135	742,360
Net cash provided by operating activities	1,394,072	1,478,064
Cash flows from investing activities
Additions to property and equipment, net	(1,858,861)	(599,505)
Acquisition, net of cash acquired	—	(27,322)
Other	(9,201)	5,955
Net cash used in investing activities	(1,868,062)	(620,872)
Cash flows from financing activities
Repayments of long-term debt	(3,866,296)	(778,109)
Proceeds from long-term debt	4,452,990	261,734
Common share issuance proceeds, net	63,996	—
Net share settlement of restricted share units	(23,805)	(22,039)
Early redemption premium	(106,108)	(19,163)
Deferred financing fees	(53,537)	(107,932)
Net cash provided by (used in) financing activities	467,240	(665,509)
Net increase (decrease) in cash and cash equivalents	(6,750)	191,683
Cash and cash equivalents at beginning of the period	190,765	402,415
Cash and cash equivalents at end of the period	$184,015	$594,098

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

The following table sets forth selected statistical information:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Passengers carried	738,635	711,918	1,407,734	1,448,477
Passenger Cruise Days	6,288,800	6,077,574	12,076,043	12,189,944
Capacity Days	6,052,273	5,736,385	11,752,836	11,577,400
Occupancy Percentage	103.9%	105.9%	102.8%	105.3%

Adjusted Gross Margin, Net Per Diem, and Net Yield were calculated as follows (in thousands, except Net Yield, Net Per Diem, Capacity Days, Passenger Cruise Days, per Passenger Cruise Day and Capacity Day data):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
		2025			2025
		Constant Currency			Constant Currency
	2025	compared to 2024	2024	2025	compared to 2024	2024
Total revenue	$2,517,497	$2,523,953	$2,372,492	$4,645,050	$4,664,325	$4,563,707
Less:
Total cruise operating expense	1,456,847	1,456,528	1,454,755	2,760,785	2,763,366	2,842,178
Ship depreciation	224,728	224,728	206,351	437,491	437,491	414,445
Gross margin	835,922	842,697	711,386	1,446,774	1,463,468	1,307,084
Ship depreciation	224,728	224,728	206,351	437,491	437,491	414,445
Payroll and related	346,133	346,125	330,578	680,637	680,593	674,859
Fuel	157,377	157,369	174,964	332,391	332,367	372,698
Food	81,323	80,917	77,046	156,911	156,620	161,754
Other	196,495	196,285	199,421	381,126	380,319	391,875
Adjusted Gross Margin	$1,841,978	$1,848,121	$1,699,746	$3,435,330	$3,450,858	$3,322,715

Passenger Cruise Days	6,288,800	6,288,800	6,077,574	12,076,043	12,076,043	12,189,944
Capacity Days	6,052,273	6,052,273	5,736,385	11,752,836	11,752,836	11,577,400

Total revenue per Passenger Cruise Day	$400.31	$401.34	$390.37	$384.65	$386.25	$374.38
Gross margin per Passenger Cruise Day	$132.92	$134.00	$117.05	$119.81	$121.19	$107.23
Net Per Diem	$292.90	$293.87	$279.68	$284.47	$285.76	$272.58

Gross margin per Capacity Day	$138.12	$139.24	$124.01	$123.10	$124.52	$112.90
Net Yield	$304.34	$305.36	$296.31	$292.30	$293.62	$287.00

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
		2025			2025
		Constant Currency			Constant Currency
	2025	compared to 2024	2024	2025	compared to 2024	2024
Total cruise operating expense	$1,456,847	$1,456,528	$1,454,755	$2,760,785	$2,763,366	$2,842,178
Marketing, general and administrative expense	393,054	391,730	353,771	784,430	784,297	716,240
Gross Cruise Cost	1,849,901	1,848,258	1,808,526	3,545,215	3,547,663	3,558,418
Less:
Commissions, transportation and other expense	487,835	488,148	501,039	883,178	886,925	937,249
Onboard and other expense	187,684	187,684	171,707	326,542	326,542	303,743
Net Cruise Cost	1,174,382	1,172,426	1,135,780	2,335,495	2,334,196	2,317,426
Less: Fuel expense	157,377	157,369	174,964	332,391	332,367	372,698
Net Cruise Cost Excluding Fuel	1,017,005	1,015,057	960,816	2,003,104	2,001,829	1,944,728
Less Other Non-GAAP Adjustments:
Non-cash deferred compensation (1)	552	552	718	1,105	1,105	1,437
Non-cash share-based compensation (2)	25,899	25,899	22,984	46,180	46,180	44,932
Adjusted Net Cruise Cost Excluding Fuel	$990,554	$988,606	$937,114	$1,955,819	$1,954,544	$1,898,359

Capacity Days	6,052,273	6,052,273	5,736,385	11,752,836	11,752,836	11,577,400

Gross Cruise Cost per Capacity Day	$305.65	$305.38	$315.27	$301.65	$301.86	$307.36
Net Cruise Cost per Capacity Day	$194.04	$193.72	$198.00	$198.72	$198.61	$200.17
Net Cruise Cost Excluding Fuel per Capacity Day	$168.04	$167.72	$167.50	$170.44	$170.33	$167.98
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$163.67	$163.34	$163.36	$166.41	$166.30	$163.97

____________________

(1)	Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2)	Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net income (loss)	$29,992	$163,436	$(10,303)	$180,789
Effect of dilutive securities - exchangeable notes	—	16,017	—	9,225
Net income (loss) and assumed conversion of exchangeable notes	29,992	179,453	(10,303)	190,014
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	987	1,232	1,976	2,465
Non-cash share-based compensation (2)	25,899	22,984	46,180	44,932
Extinguishment and modification of debt (3)	68,435	—	117,977	29,000
Net foreign currency adjustments on euro-denominated debt (4)	121,909	(1,984)	137,922	(8,587)
Effect of dilutive securities - exchangeable notes (5)	10,049	—	24,769	10,877
Adjusted Net Income	$257,271	$201,685	$318,521	$268,701

Diluted weighted-average shares outstanding - Net income (loss)	448,033,138	513,589,734	443,882,011	468,078,473
Diluted weighted-average shares outstanding - Adjusted Net Income (5)	502,251,714	513,589,734	510,196,923	489,560,044

Diluted EPS	$0.07	$0.35	$(0.02)	$0.41
Adjusted EPS	$0.51	$0.39	$0.62	$0.55

____________________

(1)	Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense and other income (expense), net.
(2)	Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3)	Losses on extinguishment of debt and modification of debt are included in interest expense, net.
(4)	Net gains and losses for foreign currency remeasurements of our euro-denominated debt principal included in other income (expense), net, which is currently not hedged.
(5)	The impact of the above non-GAAP adjustments results in an anti-dilutive effect on Adjusted EPS related to our exchangeable notes for which we are increasing the impact on GAAP net income and dilutive weighted average shares.

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net income (loss)	$29,992	$163,436	$(10,303)	$180,789
Interest expense, net	236,782	178,472	454,654	396,649
Income tax (benefit) expense	637	1,549	(503)	2,550
Depreciation and amortization expense	243,760	222,405	475,057	445,334
EBITDA	511,171	565,862	918,905	1,025,322
Other (income) expense, net (1)	156,425	(1,896)	180,930	(20,033)
Other Non-GAAP Adjustments:
Non-cash deferred compensation (2)	552	718	1,105	1,437
Non-cash share-based compensation (3)	25,899	22,984	46,180	44,932
Adjusted EBITDA	$694,047	$587,668	$1,147,120	$1,051,658

____________________

(1)	Primarily consists of gains and losses, net for foreign currency remeasurements.
(2)	Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(3)	Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.

Net Debt and Net Leverage were calculated as follows (in thousands):

	June 30,	March 31,
	2025	2025
Long-term debt	$12,633,183	$12,871,840
Current portion of long-term debt	1,130,228	1,121,941
Total Debt	13,763,411	13,993,781
Less: Cash and cash equivalents	184,015	184,359
Net Debt	$13,579,396	$13,809,422

Adjusted EBITDA for the twelve months ended	$2,546,265	$2,439,887

Net Leverage	5.3x	5.7x